EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-152116 on Form S-8 and 333-144749 on Form S-8 of our reports dated March 25, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of AICPA Emerging Issues Task Force Issue No. 06-4 "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements" on January 1, 2008 and Statement of Financial Accounting Standards No. 158, "Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans" on December 31, 2006), relating to the consolidated financial statements of Beneficial Mutual Bancorp, Inc. and subsidiaries, and the effectiveness of Beneficial Mutual Bancorp, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Beneficial Mutual Bancorp, Inc. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
March 25, 2009